Exhibit 10.22

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made as of September 29, 2005, by and among Creative Computer Applications, Inc., a California corporation (“CCA”), Xymed.com, Inc., a Delaware corporation and a wholly-owned subsidiary of CCA (the ”Merger Sub”), and the Stockholders named on Exhibit A hereto (each a “Stockholder”).

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner of the shares of Common Stock, par value $0.001 per share (the “Common Stock”), of StorCOMM, Inc., a Delaware corporation (“StorCOMM”), set forth next to such Stockholder’s name on Exhibit A hereto (with respect to each Stockholder, such “Stockholder’s Shares”); and

WHEREAS, CCA, Merger Sub and StorCOMM concurrently herewith are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub and StorCOMM upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”) (all capitalized terms used herein but not defined have the respective meanings as set forth in the Merger Agreement); and

WHEREAS, as a condition to the willingness of CCA and Merger Sub to enter into the Merger Agreement, and in order to induce CCA and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by CCA and Merger Sub of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Representations and Warranties. Each Stockholder hereby severally but not jointly represents and warrants, to CCA and Merger Sub as follows:

(a)                                  Such Stockholder is the record and the direct or indirect beneficial owner of such Stockholder’s Shares.

(b)                               This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)                                Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default (with or without notice or lapse of time, or both) under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which any of such Stockholder’s Shares are subject. Consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder’s Shares.

(d)                               Such Stockholder’s Shares and the certificates representing such Stockholder’s Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.

(e)                                  Such Shareholder represents that such Shareholder has received and reviewed a complete copy of the Merger Agreement.

SECTION 2.    Voting of Shares; Waiver of Appraisal Rights.

(a)                                Each Stockholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, such Stockholder will appear at the meeting or otherwise cause all of such Stockholder’s Shares, plus any shares of Common Stock acquired by such Stockholder after the date hereof, to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of such Stockholder’s Shares, plus any shares of Common Stock acquired by such Stockholder after the date hereof, to be voted (i) in favor of adoption of the Merger Agreement and (ii) against any action or agreement which would impede, interfere, with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, sale of assets, issuance of capital stock, reorganization or liquidation involving StorCOMM and a third party or any other proposal of a third party to acquire StorCOMM.

(b)                               Each Stockholder hereby waives, and agrees not to exercise or assert, any applicable appraisal rights under Section 262 of the Delaware General Corporation Laws in connection with the Merger.

SECTION3.    Transfer of Shares. Prior to the termination of this Agreement, no Stockholder shall: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer by testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding, or other disposition including but not limited to a merger, consolidation or other transfer by operation of law), or consent to any transfer of, any or all of such Stockholder’s Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Stockholder’s Shares or any interest therein; (iii) grant any proxy other than to vote in favor of the Merger, power-of-attorney or other authorization or consent in or with respect to such Stockholder’s Shares; or (iv) deposit such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder’s Shares.

SECTION 4.    Acquisition Proposal. Each Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal. Each Stockholder agrees that it will not, and will use its best efforts to ensure that its officers, directors, employees, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited written proposed Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than CCA, and any of its affiliates or representatives) relating to any proposed Acquisition Proposal.

SECTION 5.    Further Assurances; Stockholder Capacity.

(a)                                Each Stockholder shall, upon request of CCA or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by CCA or Merger Sub to be necessary or desirable to carry out the provisions hereof.

(b)                               Nothing in this Agreement shall be construed to prohibit any Stockholder or any affiliate of any Stockholder who is a member of the Board of Directors of StorCOMM from taking any action solely in his capacity as a member of the Board of Directors of StorCOMM to the extent specifically permitted by the Merger Agreement.

SECTION 6.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the date that the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement).

SECTION 7.    Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

SECTION 8.    Public Announcements. Each of CCA, Merger Sub, and each Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the American Stock Exchange.

SECTION 9.    Miscellaneous.

(a)                                  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (A)  if to any Stockholder, to the address set forth next to such Stockholder’s name on Exhibit A hereto;

        and

        (B)  if to the CCA or Merger Sub, to:

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA  91302-3128
Fax:  (818) 880-4398
Attention:              Steve M. Besbeck

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA 93101
Fax:  (805) 568-1955
Attention:              Joe Nida, Esq.

(b)                                 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

(d)                                 This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

(e)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

(f)                                    This Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, executors, administrators, successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)                                 If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)                                 Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive, in any action for specific performance, the defense of adequacy of a remedy at law and or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court.

(i)                                     No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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IN WITNESS WHEREOF, CCA, Merger Sub and each Stockholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.

CREATIVE COMPUTER APPLICATIONS, INC.

By:	/s/ Steven M. Besbeck
Name:	Steven M. Besbeck
Title:	President and Chief Executive Officer

XYMED.COM, INC.

By:	/s/ Steven M. Besbeck
Name:	Steven M. Besbeck
Title:	President and Chief Executive Officer

STOCKHOLDERS:

/s/ C. Ian Sym-Smith
Name: C. Ian Sym-Smith, an individual

GIVING PRODUCTIVELY, INC.

By:	/s/ C. Ian Sym-Smith
Name:	C. Ian Sym-Smith
Title:	President

TITAB, LLC

By:	/s/ Bradford G. Peters
Name:	Bradford G. Peters
Title:	President

EXHIBIT A

STOCKHOLDERS	SHARES OWNED

C. Ian Sym-Smith 485 Devon Park Drive, Suite 119 Wayne, PA 19087-1087	57,602,411	(1)

Giving Productively, Inc. ATTN: C. Ian Sym-Smith 485 Devon Park Drive, Suite 119 Wayne, PA 19087-1087	30,000

TITAB, LLC ATTN: Bradford G. Peters 527 Third Avenue, Suite 145 New York, NY 10016	79,642,699	(2)

(1) Assumes interest calculated through the end of July 2005.

(2) Assumes interest calculated through the end of July 2005.